Exhibit 99.1

[ Avanir Pharmaceuticals Logo]

NEWS RELEASE

FOR IMMEDIATE RELEASE

	Contacts:	At Avanir Pharmaceuticals:
Patrice Saxon, Investor Relations 858-622-5202 psaxon@avanir.com

AVANIR PHARMACEUTICALS APPOINTS CRAIG WHEELER TO
BOARD OF DIRECTORS

San Diego, September 27, 2005 — Avanir Pharmaceuticals (AMEX:AVN) announced today that Craig A. Wheeler has been elected to the company’s Board of Directors to fill a vacancy resulting from the resignation of Dennis J. Carlo, Ph.D.

Mr. Wheeler is the President of Chiron BioPharmaceuticals, a division of the Chiron Corporation, where he is responsible for all aspects of the division including commercial, research, development, and manufacturing. Prior to joining Chiron, Mr. Wheeler was a senior member of The Boston Consulting Group’s health care practice and a key contributor to the firm’s practice in hospital strategy, disease management, and pharmaceutical capabilities. Mr. Wheeler is a board member of the CEO Roundtable on Cancer, Inc., and the California Healthcare Institute (CHI). He also currently serves on the IBM Life Science Strategic Advisory Council and the Whitehead Institute for Biomedical Research’s Board of Associates. Mr. Wheeler holds a BS and an MS degree in chemical engineering from Cornell University, and an MBA from the Wharton School of the University of Pennsylvania, where he majored in marketing and finance.

“As we welcome Craig to Avanir’s Board of Directors, we also thank Dr. Carlo for his seven years of service on the Board,” said Eric Brandt, Avanir’s President and CEO. “Craig’s experience running all aspects of biopharmaceutical business as well as his broad industry relationships will offer valuable counsel as Avanir grows from a research-oriented company into a fully integrated pharmaceutical company.”

Avanir Pharmaceuticals is focused on developing and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir‘s product candidates address therapeutic markets that include central nervous system and cardiovascular disorders, inflammation, and infectious disease. Avanir recently submitted to the FDA its New Drug Application for Neurodex™ for the treatment of pseudobulbar affect. Additionally, Avanir has initiated a Phase 3 clinical trial of Neurodex™ for the treatment of diabetic neuropathic pain. Avanir has active

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collaborations with two international pharmaceutical companies, Novartis International Pharmaceutical Ltd. for the treatment of inflammatory disease, and AstraZeneca UK Limited for the treatment of cardiovascular disease. The Company’s first commercialized product, Abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

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The information contained in this press release, including any forward-looking statements contained herein, should be reviewed in conjunction with the company’s most recent Annual Report on Form 10-K and quarterly report on Form 10-Q and other publicly available information regarding the Company. Copies of such information are available from the company upon request. Such publicly available information sets forth many risks and uncertainties related to the company’s business and technology. Forward-looking statements often contain such words like “estimate,” “anticipate,” “believe,” “plan” or “expect”. Avanir disclaims any intent or obligation to update these forward-looking statements.